EXHIBIT 10.21

WAIVER AGREEMENT, CONSENT AND
SIXTH AMENDMENT TO CREDIT AGREEMENT

This Waiver Agreement, Consent and Sixth Amendment to Credit Agreement, dated as of November 13, 2015 (this "Agreement"), is by and among: INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation ("ISC"), ENTERPRISE SHIP COMPANY, INC., a Delaware corporation ("Enterprise"), SULPHUR CARRIERS, INC., a Delaware corporation ("Sulphur Carriers"), CG RAILWAY, INC., a Delaware corporation ("CG Railway"), CENTRAL GULF LINES, INC., a Delaware corporation ("Central Gulf'), WATERMAN STEAMSHIP CORPORATION, a New York corporation ("Waterman"), COASTAL CARRIERS, INC., a Delaware corporation ("Coastal"), N.W. JOHNSEN & CO., INC., a New York corporation ("NWJ"), LMS SHIPMANAGEMENT, INC., a Louisiana corporation ("LMS"), U.S. UNITED OCEAN SERVICES, LLC, a Florida limited liability company ("UOS"), MARY ANN HUDSON, LLC, a Delaware limited liability company ("MAH"), SHEILA MCDEVITT, LLC, a Delaware limited liability company ("SAM"), TOWER, LLC, an Alabama limited liability company ("Tower"), FRASCATI SHOPS, INC., an Alabama corporation ("Frascati"; ISC, Enterprise, Sulphur Carriers, CG Railway, Central Gulf, Waterman, Coastal, NWJ, LMS, UOS, MAH, SAM, Tower and Frascati, collectively, the "Borrowers"); the Lenders party hereto and REGIONS BANK, as administrative agent (in such capacity, "Administrative Agent") and collateral agent (in such capacity, "Collateral  Agent"). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS:

A. The Borrowers, the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of September 24, 2013, as amended by that certain First Amendment to Credit Agreement and Consent Agreement, dated as of March 31, 2014, as amended by that certain Second Amendment to Credit Agreement and Consent Agreement, dated as of October 27, 2014, as amended by that certain Third Amendment to Credit Agreement and Consent Agreement, dated as of November 18, 2014, as amended by that certain Fourth Amendment to Credit Agreement and Consent Agreement, dated as of April 14, 2015, and by that certain Fifth Amendment to Credit Agreement and Consent Agreement, dated as of June 19, 2015 (as amended or modified from time to time, the "Credit Agreement").

B. The Lenders have extended credit to the Borrowers under the Credit Agreement on the terms and subject to the conditions set forth therein.

C. The Borrowers, Lenders, Administrative Agent and Collateral Agent have executed that certain Limited Waiver Agreement, dated as of September 30, 2015, pursuant to which (a) the Borrowers acknowledged the occurrence of certain Events of Default arising from their failure to comply with the financial covenants contained in Section 8.08(a)(ii) (Minimum Liquidity) and Section 8.08(a)(v) (Minimum Consolidated Fixed Charge Coverage Ratio) of the Credit Agreement for the Fiscal Quarter ending September 30, 2015 (such Events of Default being referred to herein as the "Initial Designated Defaults") and (b) subject to certain conditions, the Lenders' waived the Initial Designated Defaults for a limit period of time through no longer than November 30, 2015.

D. The Borrowers have also informed the Lenders that the Borrowers may have failed to comply with Section 8.08(a)(i) (Maximum Consolidated Leverage Ratio) of the Credit Agreement, for the Fiscal Quarter ending September 30, 2015 (the "Additional Designated Default") due to accounting adjustments associated with changing market valuations of certain assets classified as assets held for sale. The Additional Designated Default and the Initial Designated Defaults shall be referred to together herein as the "Designated Defaults".

E. The Borrowers have requested, subject to the terms and conditions set forth herein, that the Lenders (i) permanently waive any Default or Event of Default arising from the Designated Defaults, (ii) consent to certain Asset Sales and other specified transactions, and (iii) agree to certain modifications of the Credit Agreement.

NOW, THEREFORE, based upon the foregoing, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

PART I

DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement have the meanings provided in the Credit Agreement. As used herein, the following terms shall have the following definitions:

"2015 Restructuring Plan" shall mean the plan prepared by the Company, detailing the sale or other disposition of certain assets of the Company and its Subsidiaries in the fourth Fiscal Quarter of 2015 and the first Fiscal Quarter of 2016, as presented to the Lenders, the Company's divestiture of its dry bulk fleet and specialty contracts business, related changes in the business and operations of the Company and its Subsidiaries, the allocation among the Lenders and the holders of Other Designated Indebtedness of their respective Pro Rata Allocation Percentages of certain Asset Sales, and the waiver, amendment or modification of operative agreements relating to the Other Designated Indebtedness.

"Capital Reserve Amount" means the amount of proceeds from the sale or other disposition of certain Other Designated Assets which the Company or its Subsidiaries may retain for working capital purposes as indicated on Schedule "A" attached to this Agreement.

"Other Designated Assets" has the meaning ascribed to such term in Section 3.2 hereof.

"Other Designated Indebtedness" means the Indebtedness of the Company and any of its Subsidiaries under the following facilities, in each case as amended from time to time: (i) that certain Senior Secured Term Loan Credit Agreement, dated as of April 20, 2015, among DVB Bank SE as facility agent, the lenders from time to time parties thereto, East Gulf Shipholding, Inc. ("EGS") as borrower, and the Company as a guarantor, with an aggregate outstanding principal balance as of November 1, 2015 equal to approximately $30,400,000; (ii) that certain Senior Secured Term Loan Credit Agreement, dated as of August 26, 2014, among DVB Bank SE as facility agent, the lenders from time to time parties thereto, Central Gulf as borrower, and the Company as a guarantor, with an aggregate outstanding principal balance as of November 1, 2015 equal to approximately $35,538,461 (the "Green Bay Credit Agreement"); (iii) that certain Assigned,

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

Assumed, Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of June 10, 2015, among ING Bank, N.V. as facility agent, the lenders from time to time parties thereto, Dry Bulk Australia Ltd. and Dry Bulk Americas Ltd. as borrowers, and the Company as a guarantor, with an aggregate outstanding principal balance as of November 1, 2015 of approximately $48,732,380 (the "ING Facility Agreement"); (iv) that certain Bareboat Charter Agreement, dated as of November 27, 2012, among Central Gulf as charterer, the Company as a guarantor, and Pacific Western Bank (as successor by merger to Capital Source Bank) as the owner, with aggregate outstanding obligations thereunder as of November 1, 2015 of approximately $26,000,000; (v) that certain Loan Agreement, dated as of December 28, 2011, by and among LCI Shipholdings, Inc. (as successor by assignment from Waterman) as borrower, the Company as guarantor, and Capital One, National Association as lender, with an aggregate outstanding principal balance as of November 1, 2015 equal to approximately $7,277,678; (vi) that certain Bareboat Charter Agreement, dated as of December 28, 2012, among Central Gulf as charterer, the Company as guarantor, and BB&T Equipment Finance Corporation as the owner, with aggregate outstanding obligations thereunder as of November 1, 2015 of approximately $25,000,000 (the "Green Cove Charter Agreement"); (vii) that certain Bareboat Charter Agreement, dated as of November 27, 2012, among Sulphur Carriers, Inc. as charterer, the Company as guarantor, and BMO Harris Equipment Finance Company as owner, with aggregate outstanding obligations thereunder as of November 1, 2015 of approximately $27,000,000; and (viii) that certain Loan Agreement, dated as of August 25, 2014, among LCI Shipholdings, Inc. as borrower, the Company as guarantor, and Citizens Asset Finance, Inc. (f/k/a RBS Asset Finance, Inc.) as lender, with an aggregate outstanding principal balance as of November 1, 2015 of approximately $19,200,000.

"Pro Rata Allocation Percentage" shall mean, (1) with respect to the Lenders, the ratio in effect at any time whereby (a) the numerator equals the Outstanding Amount of the Loan Obligations plus the Letter of Credit Obligations, and (b) the denominator equals the sum of (i) the Outstanding Amount of the Loan Obligations and Letter of Credit Obligations plus (ii) the aggregate outstanding principal amount (or required current and future lease or charter payments) in respect of the Other Designated Indebtedness; and (2) with respect to the holder of any Other Designated Indebtedness, the ratio in effect any time whereby (a) the numerator equals the outstanding principal amount (or required current and future lease or charter payments) owed to such holder in respect of such Other Designated Indebtedness, and (b) the denominator equals the sum of (i) the Outstanding Amount of the Loan Obligations and Letter of Credit Obligations plus (ii) the aggregate outstanding principal amount (or required current and future lease or charter payments) in respect of the Other Designated Indebtedness. The Pro Rata Allocation Percentage may change from time to time based upon relative changes in the Outstanding Amount of the Loan Obligations and Letter of Credit Obligations, on the one hand, and the outstanding amounts of the Other Designated Indebtedness, on the other.

PART II

REAFFIRMATION AND WAIVER

Section 2.1. Reaffirmation of Existing Debt and Liens.The Borrowers hereby acknowledge and confirm that (a) the Borrowers' Obligations to repay the Term Loan A, the Revolving Loans, and all other Obligations owed to the Administrative Agent, the Collateral Agent, the Lenders and any of their respective Affiliates, arising under the Credit Documents or otherwise, are valid, binding, and unconditional, and are not subject to any offsets, defenses, counterclaims,

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

credits or adjustments of any kind or nature, or if any of the Borrowers has any such claims, counterclaims, offsets, credits or defenses, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Agreement by the Lenders; (b) the Collateral Agent has a valid and enforceable first priority perfected Lien against the Collateral and any other property in which any Borrower has granted a Lien in favor of the Collateral Agent or any Lender pursuant to the Credit Documents; (c) this Agreement shall in no manner impair or otherwise adversely affect such Liens; (d) each of the Lenders, the Administrative Agent and the Collateral Agent has performed fully all of its respective obligations under the Credit Documents; and (e) by entering into this Agreement, except as expressly set forth in Section 2.2 hereof, the Lenders do not waive or release any term or condition of the Credit Documents or of any other document or instrument, or any of their respective rights or remedies under such Credit Documents or applicable law, or any of the Borrowers' respective Obligations thereunder.

Section 2.2.Waiver of Designated Defaults. Subject to the occurrence of the Effective

Date (as defined below), the Lenders hereby waive the Designated Defaults; provided, however, that the foregoing waiver shall not be deemed to modify or affect the obligations of the Borrowers to comply with each and every other Obligation, covenant, duty, or agreement under the Credit Agreement and the other Credit Documents, in each case as amended, from and after the date hereof. This waiver is a one-time waiver and shall not be construed to be a waiver of or in any way obligate the Lenders to waive any other Default or Event of Default under the Credit Agreement and the other Credit Documents that may occur from and after the date hereof.

PART III
CONSENTS

Section 3.1.Sale of Glovis Countess.Subject to the occurrence of the Effective Date,

notwithstanding sections 8.9(b) and 8.11 of the Credit Agreement, the Required Lenders hereby consent to the sale (or to the Sale and Leaseback) by EGS of its vessel the Glovis Countess in an arms'-length transaction, provided that:

(a) such sale occurs not later than December 31, 2015;
(b) the Net Cash Proceeds of such sale (excluding the effect of any lease payments made in connection with a Sale and Leaseback) are not less than $14,000,000; and

(c) the Net Cash Proceeds from such sale (or such Sale and Leaseback) shall be deposited in a Borrower's or a Borrower's wholly-owned Subsidiary's general deposit account maintained at any Lender and retained by the Borrowers or a Borrower's wholly-owned Subsidiary (except as otherwise set forth herein) for general working capital purposes consistent with the implementation of the Company's 2015 Restructuring Plan.

In connection with EGS's sale of the Glovis Countess, notwithstanding section 8.13 of the Credit Agreement, the Required Lenders further consent to the Company's or its Subsidiaries' use of up to $912,000 of the proceeds of such sale to prepay the obligations of Central Gulf and the Company under the Green Bay Credit Agreement.

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

Section 3.2.Sale of Other Designated Assets. Subject to the occurrence of the Effective

Date, notwithstanding section 8.9(b) of the Credit Agreement, the Required Lenders hereby consent to the sale or other disposition by the applicable Borrowers, or their respective Subsidiaries, of the assets identified on Schedule "A" attached hereto and incorporated by reference (such assets being referred to herein as the "Other Designated Assets"), provided that:

(a) all such sales or other dispositions of the Other Designated Assets are arms'-length transactions which occur and are completed by not later than March 31, 2016;
(b) at the time of any such sale or other disposition of any such Other Designated Assets, no Default or Event of Default shall have occurred and be continuing; and

(c) within one Business Day's receipt by the Company (or its Subsidiary) of Net Cash Proceeds from any sale or other disposition of any of the Other Designated Assets, the Company, or such applicable Subsidiary, shall pay directly to the Administrative Agent, for the benefit of the Lenders, an amount equal to the Lenders' Pro Rata Allocation Percentage then in effect multiplied by the difference between (i) such Net Cash Proceeds less (ii) the applicable Capital Reserve Amount for each such asset, if any, as indicated on Schedule "A".

All such Net Cash Proceeds of the sale or other disposition of the Other Designated Assets which are paid to the Administrative Agent shall be applied to prepay the Term Loan A in the direct order of maturities, beginning with the principal payment due on March 31, 2016.

Section 3.3.Sale/Leaseback of HQ Facility. Subject to the occurrence of the Effective

Date, notwithstanding sections 8.9(b) and 8.11 of the Credit Agreement, the Required Lenders hereby consent to the Company's sale of (or entering into a Sale and Leaseback Transaction with respect to) its real property and improvements, located in Orleans Parish, Louisiana, and more particularly identified on Schedule "B" attached hereto and incorporated by reference (such real property and improvements being referred to herein as the "HQ Facility"), provided that:

(a) such sale (or Sale and Leaseback Transaction) occurs in an arms'-length transaction not later than March 31, 2016;
(b) at the time of any such sale (or Sale and Leaseback Transaction), no Default or Event of Default shall have occurred and be continuing; and

(c) upon the closing of any such sale (or Sale and Leaseback Transaction), the Company shall comply with the terms of the HQ Mortgage and cause to be paid directly to the Collateral Agent, for the benefit of the Lenders, an amount equal to the Lenders' Pro Rata Allocation Percentage then in effect applied to the amount of such Net Cash Proceeds.

All such Net Cash Proceeds from such sale (or Sale and Leaseback Transaction) with respect to the HQ Facility which are paid to the Collateral Agent shall be applied to prepay the Term Loan A in inverse order of maturities.

Section 3.4. Sale of Peggy Palmer and Naida Ramil. Subject to the occurrence of the Effective Date, the Required Lenders hereby consent to (i) the sale by U.S. United Ocean Services,

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

LLC of its vessels the Peggy Palmer and the Naida Ramil, and (ii) contemporaneously with each such sale, the release of the vessels Peggy Palmer and Naida Ramil as Collateral; provided that:

(a) at the time of each such sale and release, no Default or Event of Default shall have occurred and be continuing;
(b) such sales occur in arms'-length transactions not later than December 22, 2015; and

(c) the aggregate Net Cash Proceeds of such sales shall equal at least $1,800,000, and 100% of the Net Cash Proceeds of such sales shall be paid directly to the Collateral Agent, no later than December 22, 2015, to prepay the Term Loan A, applied in accordance with Section 2.12(b)(ii) of the Credit Agreement.

Section 3.5.Sale of Assets of FSI. Subject to the occurrence of the Effective Date, the

Required Lenders hereby consent to (i) the sale by Frascati Shops, Inc. and Tower, LLC (collectively, "FSI") of all assets and properties of FSI, and (ii) contemporaneously with such sale, the release of such assets and properties of FSI as Collateral; provided that:

(a) at the time of such sale and release, no Default or Event of Default shall have occurred and be continuing;
(b) such sales occur in arms'-length transactions not later than December 22, 2015; and

(c) the aggregate Net Cash Proceeds of such sales shall equal at least $4,500,000, and 100% of the Net Cash Proceeds of such sales shall be paid directly to the Collateral Agent, no later than December 22, 2015, to prepay the Term Loan A, applied in accordance with Section 2.12(b)(ii) of the Credit Agreement.

Section 3.6.Disposition of Intermarine Contracts. Subject to the occurrence of the

Effective Date, the Required Lenders hereby consent to (i) Waterman's sale, assignment, early termination or other disposition of its bareboat charter agreements with Intermarine, LLC (the "Intermarine Contracts"), and (ii) contemporaneously with the final payment in connection with such disposition, the release of the Intermarine Contracts as Collateral; provided that:

(a) at the time of such disposition, no Default or Event of Default shall have occurred and be continuing;
(b) such dispositions occur in arms'-length transactions not later than December 15, 2015;
(c) the Net Cash Proceeds of such dispositions of the Intermarine Contracts shall equal at least $9,000,000 in the aggregate; and
(d) the Net Cash Proceeds of such dispositions shall be payable as follows: (a) $3,000,000 of such Net Cash Proceeds have been timely paid to the Collateral Agent on or

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

about November 5, 2015; (b) up to $2,000,000 of such Net Cash Proceeds shall be initially retained by Waterman and the other Borrowers for working capital purposes and fully repaid to the Collateral Agent upon the earlier of (1) the sale of the Glovis Countess, and (2) December 31, 2015; and (c) 100% of the remaining Net Cash Proceeds of such dispositions of the Intermarine Contracts, equal in amount to at least $4,000,000, shall be paid directly to the Collateral Agent upon Waterman's receipt thereof and not later than December 22, 2015.

All such Net Cash Proceeds paid to the Collateral Agent shall be applied to prepay the Term Loan A in accordance with Section 2.12(b)(ii) of the Credit Agreement.

Section 3.7.Sale of NWJ. Subject to the occurrence of the Effective Date, the Required

Lenders hereby consent to (i) the sale by the Company of all of the stock of NWJ, or the sale by NWJ of all its assets and properties, in a single sale or series of transactions, and (ii) contemporaneously with such sales, the release of such assets and properties of NWJ as Collateral; provided that:

(a) at the time of such sale and release, no Default or Event of Default shall have occurred and be continuing;
(b) such sales occur in arms'-length transactions not later than June 30, 2016; and

(c) the aggregate Net Cash Proceeds of such sales shall equal at least $2,500,000, and 100% of the Net Cash Proceeds of such sales shall be paid directly to the Collateral Agent, not later than June 30, 2016, to prepay the Term Loan A, applied in accordance with Section 2.12(b)(ii) of the Credit Agreement.

Section 3.8.Liens and Guaranty by Gulf South Shipping Pte. Ltd. Subject to the

occurrence of the Effective Date, notwithstanding sections 8.1 and 8.2, respectively, of the Credit Agreement, the Required Lenders hereby consent to (i) the Company's Subsidiary, Gulf South Shipping Pte Ltd. ("GSS"), guarantying the Indebtedness of Dry Bulk Australia, Ltd. and Dry Bulk Americas, Ltd. (collectively, the "Dry Bulk Companies") under the ING Facility Agreement, and (ii) GSS's granting of Liens on its vessels Bali Sea and Banda Sea, and their related earnings and insurances, in favor of ING Bank N.V., as security trustee, to secure GSS's guaranty of the Indebtedness arising under the ING Facility Agreement.

Section 3.9.Pre-Payments under Other Designated Indebtedness. Subject to the occurrence of the Effective Date, notwithstanding section 8.13 of the Credit Agreement, the Required Lenders hereby consent to the Company's and its respective Subsidiaries' agreement: (i) to increase the quarterly principal installments due under the Green Bay Credit Agreement from $740,384.62 to $962,500.00, beginning with the next such quarterly payment due on November 29, 2015; (ii) to increase the amount of restricted cash pledged under the Green Bay Credit Agreement as of March 30, 2016 by $1,680,000 and by an additional $1,490,000 by June 30, 2016; and (iii) to increase the quarterly principal installments due under the ING Facility Agreement by an aggregate amount of $1,000,186.48 spread across four tranches under such facility (an increase of $190,744.04 under the Dry Bulk Americas tranche, an increase of $375,000.00 under the Dry Bulk Australia tranche, an increase of $217,221.22 under the UBC Houston tranche, and an increase of $217,221.22 under the UBC Hamburg tranche), provided that no such increased principal installments under the ING Facility Agreement are made or effected prior to January 6, 2016, and that the increased

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

principal installment with respect to the Dry Bulk Australia tranche is not made or effected prior to March 20, 2016; provided, further, that the Lenders' consent to each such additional principal installment under the Green Bay Credit Agreement and the ING Facility Agreement is expressly subject to the condition that, at the time of each such additional payment, no Default or Event of Default has occurred and is continuing as of each respective payment date or after giving effect to any such payment.

Section 3.10.   Pledge of Common Stock in GSS. Subject to the occurrence of the

Effective Date, notwithstanding section 8.2 of the Credit Agreement, the Required Lenders hereby consent to the Company's pledging up to 65% of its common stock in GSS to secure its obligations under the Green Bay Credit Agreement; provided, that at the time of such pledge, (i) no Default or Event of Default has occurred and is continuing under the Credit Agreement; and (ii) all of the Borrowers' and their respective Subsidiaries' obligations under the ING Facility Agreement have been paid in full and all Liens encumbering all collateral securing such obligations (including without limitation all preferred ship mortgages on the vessels Banda Sea and the Bali Sea) have been released and such vessels remain unencumbered after the termination of the ING Facility Agreement.

Section 3.11. Disposition of Indonesian Assets. Subject to the occurrence of the Effective Date, notwithstanding section 8.9(b) of the Credit Agreement, the Required Lenders hereby consent to the Company's (or GSS's sale) or other disposition of (i) its interests in the PT Freeport Indonesia contract among PT Freeport Indonesia, PT Amas, and GSS, and (ii) the related notes receivable held by MPV Netherlands B.V. and/or MPV Netherlands C.V, associated with the sale of the vessels Flores Sea and Sawu Sea, with an aggregate principal balance on such note receivable of approximately $26,175,000 (the "Indonesian Assets"), with the Company's retaining up to $23 million of the Net Cash Proceeds of such sale or other disposition as working capital and to enable Central Gulf to buy-out and terminate the Green Cove Charter Agreement; provided, that (i) such sale or other disposition of the Indonesian Assets occurs in an arms'-length transaction not later than March 31, 2016; (ii) at the time of such sale or other disposition of the Indonesian Assets and the acquisition of the Green Cove by Central Gulf or any other Subsidiary of the Company, (A) no Default or Event of Default exists, and (B) the Outstanding Amount of the Loan Obligations and the Letter of Credit Obligations is less than $57,000,000 in the aggregate; and (iii) the Company and Central Gulf cause the Green Cove to remain a United States flagged vessel unencumbered by any preferred ship mortgage or other Lien following the termination of the Green Cove Charter Agreement.

Except as expressly provided herein, the above consents set forth in this Part III shall not modify or affect the Credit Parties' obligations to comply fully with the duties, terms, conditions and covenants contained in the Credit Agreement and the other Credit Documents at all times. The consents provided herein are limited solely to the matters expressly identified herein, and nothing contained in this Agreement or any other Credit Document shall be deemed to constitute a consent or waiver of any other duty, term, condition, or covenant contained in the Credit Agreement or any other Credit Document, or of any rights or remedies the Administrative Agent, the Collateral Agent or any Lender may have under the Credit Agreement or other Credit Documents or under applicable law. Without limiting the generality of the foregoing, except as expressly set forth herein, none of the Lenders has consented or agreed, implicitly or explicitly, to any of the terms, conditions or provisions of any modifications or other requirements or provisions associated with the Company's

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

obtaining waivers, consents or other accommodations of any kind from the holders of the Other Designated Indebtedness.

PART IV

AMENDMENTS TO CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Effective Date, and in reliance on the representations and warranties contained herein, the Credit Agreement is hereby amended in accordance with this Part IV. Except as so amended, the Credit Agreement and the other Credit Documents shall remain in full force and effect.

Section 4.1. Amendment of Definition of "Aggregate Revolving Commitments". Section 1 of the Credit Agreement is amended by modifying the definition of "Aggregate Revolving Commitments" to read in its entirety as follows:

"Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Sixth Amendment Effective Date is $38,200,000.

Section 4.2. Amendment of Definition of "Applicable Margin". Section 1 of the Credit Agreement is amended by modifying the definition of "Applicable Margin" to read in its entirety as follows:

"Applicable Margin" means, from and after the Sixth Amendment Effective Date, the percentage per annum corresponding to the respective time periods in the table set forth below.

Time Period	Adjusted LIBOR Rate Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fee
From Sixth Amendment Effective Date through June 30, 2016	9.25%	9.25%	0.500%
From July 1, 2016 through the Maturity Date	10.00%	10.00%	0.500%

Section 4.3. Amendment of Definition of "Consolidated EBITDA".Section 1 of

the Credit Agreement is further amended by modifying the definition of "Consolidated EBITDA" to read in its entirety as follows:

"Consolidated EBITDA" means, for any period, with respect to the Company and its Subsidiaries, the sum of (without duplication) (a) Consolidated Net Income; (b) all Consolidated Interest Expense of the Company and its Subsidiaries; (c) income taxes of the Company and its Subsidiaries; and (d) depreciation and amortization of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period; provided that if any Subsidiary is not wholly-owned by the Company, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Subsidiary

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

multiplied by (ii) the percentage ownership interest in the income of such Subsidiary not owned by the Company on the last day of such period; provided, further, that, beginning with the period of four Fiscal Quarters ending December 31, 2015, all non-cash gains and/or losses from dispositions of any assets allowed under the Sixth Amendment or otherwise consented to by the Required Lenders shall be excluded in the calculation of Consolidated EBITDA.

Section 4.4. Amendment of Definition of "Letter of Credit Sublimit". Section 1 of the Credit Agreement is further amended by modifying the definition of "Letter of Credit Sublimit" to read in its entirety as follows:

"Letter of Credit Sublimit" means: (i) from and after the Sixth Amendment Effective Date through and including March 30, 2016, $7,200,000; (ii) from and after March 31, 2016 through and including June 29, 2016, $5,520,000; and (iii) from and after June 30, 2016 through the Revolving Commitment Termination Date, $3,460,000.00.

Section 4.5. Amendment of Definition of "Revolving Commitment Termination Date". Section 1 of the Credit Agreement is further amended by modifying the definition of "Revolving Commitment Termination Date" to read in its entirety as follows:

"Revolving Commitment Termination Date" means the earliest to occur of (a) July 20, 2017; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

Section 4.6. Amendment of Definition of "Specified Impairment Losses".Section 1 of

the Credit Agreement is further amended by modifying the definition of "Specified Impairment Losses" to read in its entirety as follows:

"Specified Impairment Losses" means impairment losses incurred by the Company and its Subsidiaries, on a consolidated basis, that, in accordance with GAAP, result from the sale or placement of the following assets as held for sale on the balance sheet of the Company and its Subsidiaries: the EGS Tide vessel, the Ocean Porpoise vessel, and each of the other vessels and other assets scheduled to be sold by the Company and its Subsidiaries pursuant to the 2015 Restructuring Plan for which the Lenders have provided their express consent to the sale or other disposition thereof in the Sixth Amendment. Such Specified Impairment Losses shall not exceed in amount, in the aggregate and without duplication, $132,000,000, which amount includes the losses incurred by the Company and its Subsidiaries, on a consolidated basis, that, in accordance with GAAP, resulted from the placement of the EGS Crest vessel, the EGS Wave vessel, the Naida Ramil vessel and the Peggy Palmer vessel, as held for sale on the balance sheet of the Company and its Subsidiaries as provided for in that Third Amendment to Credit Agreement and Consent Agreement, dated as of November 18, 2014; provided that such impairment losses are incurred by not later than March 31, 2016.

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

Section 4.7. Amendment of Definition of "Term Loan A Maturity Date". Section 1 of the Credit Agreement is further amended by modifying the definition of "Term Loan A Maturity Date" to read in its entirety as follows:

"Term Loan A Maturity Date" means July 20, 2017.

Section 4.8. Addition of New Definitions to the Credit Agreement. Section 1 of the Credit Agreement is further amended by adding the following definitions to such section in the appropriate alphabetical order:

"2015 Restructuring Plan" means the plan prepared by the Company, detailing the sale or other disposition of certain assets of the Company and its Subsidiaries in the fourth Fiscal Quarter of 2015 and the first Fiscal Quarter of 2016, as presented to the Lenders, the Company's divestiture of its dry bulk fleet and specialty contracts business, related changes in the business and operations of the Company and its Subsidiaries, the allocation among the Lenders and the holders of Other Designated Indebtedness of their respective Pro Rata Allocation Percentages from certain Asset Sales, and the waiver, amendment or modification of operative agreements relating to the Other Designated Indebtedness.

"Sixth Amendment" means that certain Waiver Agreement, Consent and Sixth Amendment to Credit Agreement, dated as of November 13, 2015, by and among the Borrowers, the Lenders, and the Administrative Agent.

"Sixth Amendment Effective Date" shall mean November 13, 2015.

Section 4.9.Amendment of Section 2.3(a) (Issuance of Letters of Credit). Section 2.3(a)

of the Credit Agreement is further amended by adding the following sentence to the end of Section 2.3(a):

Notwithstanding the foregoing, from and after the Sixth Amendment Effective Date, the Borrowers shall not request the issuance of, and the Issuing Banks shall not issue, any Letters of Credit for the account of any Borrower or any of its Subsidiaries without the prior approval of the Required Lenders and the Issuing Banks.

Section 4.10. Amendment of Section 2.6(c) (Amortization of Term Loan A). Section 2.6(c) of the Credit Agreement is amended by modifying subsection (c) to read in its entirety as follows:

(c)Term Loan A. From and after the Sixth Amendment Effective Date, the outstanding principal amount of the Term Loan A shall be repaid thereafter in installments on the date and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11 or otherwise), unless accelerated sooner pursuant to Section 9:

Payment Dates	Principal Amortization Payment
December 15, 2015	$1,125,000

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

March 15, 2016	$4,125,000
June 30, 2016	$1,125,000
September 30, 2016	$1,125,000
December 31, 2016	$1,125,000
March 31, 2017	$1,125,000
June 30, 2017	$1,125,000
Term Loan A Maturity Date	Outstanding Principal Balance of Term Loan A

Section 4.11. Amendment of Section 2.11(c)(ii) (Prepayment from Asset Sales and Involuntary Dispositions). Section 2.11(c)(ii) of the Credit Agreement is amended to read in its entirety as follows:

(ii)Asset Sales and Involuntary Dispositions. Prepayment will be made on the

Loan Obligations, on the Business Day following the Borrowers' receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof, in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Sale (or Involuntary Disposition) with respect to any Collateral by any Credit Party.

Section 4.12. Addition of New Subsection in Section 2.1 1(c) (Prepayment from Letter of Credit Draws). Section 2.11(c) is further amended by adding a new subsection (v), immediately following existing subsection (iv), reading in its entirety as follows:

(v)Letter of Credit Draws. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the amount of any draws under any of the Letters of Credit which are honored by any Issuing Bank after the Sixth Amendment Effective Date, unless in each instance the Company or one of the other Borrowers has reimbursed such Issuing Bank other than from the proceeds of any Revolving Loan, on or before the Reimbursement Date, in an amount and in same day funds equal to the amount of such honored drawing.

Section 4.13. Amendment of Section 2.12(b)(ii) (Application of Prepayments). Section 2.12(b)(ii) of the Credit Agreement is amended to read in its entirety as follows:

Mandatory prepayments in respect of Asset Sales of Collateral and Involuntary Dispositions of Collateral under Section 2.11(c)(ii) above, Debt Transactions under Section 2.11(c)(iii), and Equity Transactions under Section 2.11(c)(iv) shall be applied as follows: first, to the Term Loan A, until paid in full, and then to the Revolving Obligations with a permanent reduction in the Aggregate Revolving Commitments. Mandatory prepayments in respect of Letter of Credit Draws under Section 2.11(c)(ii)(v) shall be applied as follows: first, to the Revolving Obligations with a permanent reduction in the Aggregate Revolving Commitments, until paid in full and terminated, and then to the Term Loan A. Mandatory prepayments with respect to the Term Loan A will be applied to remaining principal installments thereunder in inverse order of maturity.

Section 4.14.  Amendment of Section 7.1 (Financial Statements and Other Reports). Section 7.1 of the Credit Agreement is amended by: (i) striking the word "and" at the end of Section 7.1(g);

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

(ii) re-numbering existing clause (h) as the new clause (l) thereof; and (iii) inserting new clauses (h), (i), (j), and (k) thereof, reading as follows:

(h) Monthly Financial Statements. Within 20 calendar days after the end of each calendar month, consolidated financial statements (including a consolidated balance sheet and the related statements of income, cash flows and retained earnings) of the Company for such preceding calendar month. Such financial statements shall be unaudited and shall set forth in comparative form the corresponding figures for the corresponding calendar month of the previous Fiscal Year, all in reasonable detail and consistent in all material respect with the manner of presentation of financial statements previously delivered to the Lenders, and with a Financial Officer Certification with respect thereto;

(i) Rolling Cash Flow Reports. By 5:00 p.m. (Central time) on each Tuesday of each calendar week, an updated rolling thirteen (13) week cash flow forecast for the Borrowers, in such form, detail and content as is reasonably satisfactory to the Administrative Agent, and showing actual versus projected cash flow for the preceding calendar week, detailing variances in actual versus projected amounts and explaining in narrative form any material variances. Such reports shall include, without limitation, (i) weekly billed freight and miscellaneous outstanding reports and total accounts payable and past due accounts payable detail; (ii) a list of all actual cash receipts from operations during the prior calendar week (itemized to identify the payer and amount received); (iii) a listing of all actual disbursements (by payee and amount) made during the prior calendar week together with the identification of check payments supported by register entries; and (iv) detail showing all Net Cash Proceeds from Asset Sales received during the prior calendar week and any disbursements thereof in connection with the 2015 Restructuring Plan, with all supporting calculations;

(j) Asset Sale Contracts and Reports. (1) Within five (5) Business Days of any Borrower's (or any Subsidiary's) receipt thereof; all executed contracts and all closing statements with regard to any Asset Sales (including any sales of Collateral and any sales of assets pursuant to the 2015 Restructuring Plan as referenced in the Sixth Amendment), and (2) by the 15th and 29th calendar day of each month, a report, describing all activity with respect to the Company's or any of its Subsidiaries' efforts to sell or otherwise dispose of any assets or properties, such report to be in such form, detail and content as is satisfactory to the Administrative Agent;

(k) Compliance Certificates and Reports. Within two (2) Business Days of the delivery by any Borrower (or by any Subsidiary of any Borrower) of any compliance certificate, any notice of compliance or non-compliance, any financial covenant calculations, any notices of default or any other similar reports, notices or statements to the holders of any Other Designated Indebtedness (as defined in the Sixth Amendment), a true and complete copy of the same to the Administrative Agent; and

Section 4.15. Addition of Section 7.6(b) (Access of Financial Consultant). The Credit Agreement is further amended by (i) adding the designation "(a)" before the existing heading "Inspections" in Section 7.6, to denote the creation of subsections 7.6(a) and (b), and (ii) adding a new subsection (b), immediately following subsection (a), reading in its entirety as follows:

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

(b)Financial Consultant. The Borrowers shall, and shall cause their respective

Subsidiaries to, grant access to and cooperate with representatives of Gulf Atlantic Capital Corporation (or any replacement or successor selected by the Administrative Agent, the "Consultant"), allowing and enabling the Consultant to examine the Borrowers' and their respective Subsidiaries' financial, corporate and operating records, making available to the Consultant such officers, managers, financial advisors, investment bankers, independent public accountants and other persons as the Consultant may reasonably designate, all at such reasonable times during normal business hours as may be requested by the Consultant. The Borrowers shall pay monthly, within five (5) Business Days of their receipt of a written summary invoice (with cumulative timekeeper detail), all reasonable documented fees, costs and expenses incurred by or for the benefit of the Administrative Agent in connection with the Consultant's performance of its services.

Section 4.16. Amendment of Section 8.4 (Restricted Payments). Section 8.4 of the Credit Agreement is modified by amending subsection (d) thereof to read in its entirety as follows:

(d)the Company may declare and make dividends to its shareholders; provided that, with respect to any cash payment of quarterly dividends on the outstanding common stock of the Company, at the time of any declaration or payment thereof, (i) no Event of Default exists and (ii) the Company and its Subsidiaries shall have a minimum Liquidity of at least $30 million, measured after giving pro forma effect to the payment of any such dividends; provided further that, with respect to any cash payment of quarterly dividends on any outstanding preferred stock of the Company, (i) no cash payment of such dividends shall be made prior to January 29, 2016, and (ii) no cash payment of such dividends shall be paid on January 30, 2016 or thereafter unless (A) no Default or Event of Default has occurred and is continuing at the time of any declaration or payment thereof, (B) the aggregate Outstanding Amount of Loans and Letter of Credit Obligations as of January 1, 2016 equaled less than $61,150,000, and (C) the Company and its Subsidiaries have, at the time of the Company's declaration of any such cash dividends on the preferred stock and at the time of its payment thereof, aggregate available cash balances of at least $5 million, net of all outstanding payments and other disbursements, after giving pro forma effect to any such dividend payments. Upon the request of the Company, the Required Lenders may, in their sole discretion, waive any of the foregoing prerequisites for the payment of cash dividends in respect of its preferred stock.

Section 4.17.     Amendment of Section 8.6 (Investments). Section 8.6 of the Credit

Agreement is modified to read in its entirety as follows:

Section 8.6    Investments. No Credit Party shall, nor shall it permit any of its

Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture, except:

(a) Investments in cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;
(b) Investments existing as of the Sixth Amendment Effective Date;

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

(c) Investments (i) in a Credit Party by any other Credit Party, (ii) in a Credit Party or any Subsidiary of a Credit Party by a Subsidiary that is not a Credit Party, and (iii) in a Subsidiary that is not a Credit Party by any Credit Party, provided in each instance with respect to foregoing clauses (i), (ii) and (iii) such Investments are solely in the form of accounts receivable and accounts payable (or notes receivable and notes payable) among such Persons incurred in the ordinary course of business and consistent with past practices;

(d) Investments constituting Swap Contracts permitted by Section 8.1(c);
(e) [Deleted];
(f) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business;
(g) [Deleted]; and
(h) [Deleted].

Notwithstanding the foregoing, in no event shall any Credit Party or any Subsidiary make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.4.

Section 4.18. Amendment of Section 8.8(a) (Financial Covenants). Section 8.8(a) of the Credit Agreement is amended to read in its entirety as follows:

(a)The Company and its Subsidiaries shall:

(i) Maximum Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio not greater than 4.50:1.00, measured at the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016, based on the four most recent Fiscal Quarters for which financial information is available.

(ii) Minimum Liquidity. Maintain Liquidity of not less than $20 million at all times, measured as of the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016.

(iii) Minimum Consolidated Tangible Net Worth. Maintain a Consolidated Tangible Net Worth, as measured at the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016, in an amount of not less than the sum of Two Hundred Twenty Eight Million Dollars ($228,000,000) minus the Specified Impairment Losses plus fifty percent (50%) of all Consolidated Net Income of the Company and its Subsidiaries earned after December 31, 2011 (eliminating any effect on Consolidated Net Income in any applicable period as a result of the Specified Impairment Losses) plus 100% of the proceeds of all issuances of Equity Interests (common or preferred) of the Company and its Subsidiaries (on a consolidated basis) received after December 31, 2011 (other than

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

issuances in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement).

(iv) Consolidated EBITDA to Consolidated Interest Expense. Maintain, on a consolidated basis, a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 2.50 to 1.00, measured at the end of each Fiscal Quarter, based on the four most recent Fiscal Quarters for which financial information is available.

(v) Minimum Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio of at least (i) 1.20:1.00, beginning with the Fiscal Quarter ending June 30, 2016 through the Fiscal Quarter ending September 30, 2016, (ii) 1.05:1.00, for the Fiscal Quarter ending December 31, 2016, and (iii) 1.15:1.00, thereafter, measured at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

(vi) Maximum Consolidated Loan-to-Value Percentage. Maintain at all times a Consolidated Loan-to-Value Percentage of not greater than 70%.

Although the financial covenants contained in Sections 8.8(a)(i), (ii), (iii) and (v) shall not be tested as of the Fiscal Quarters ending December 31, 2015 and March 31, 2016, the Company shall calculate and report the calculations of each such financial covenant in each quarterly Compliance Certificate delivered pursuant to Section 7.1(c).

Section 4.19. Amendment of Section  8.9 (Asset Sales). Section 8.9 of the Credit Agreement is modified by amending subsection (b) thereof to read in its entirety as follows:

(b) Asset Sales (other than with respect to Collateral), the proceeds of which do not exceed $1,000,000 in any single transaction or series of related transactions; provided the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, with any reasonable adjustments thereto in the context of the transaction (in each case, as determined in good faith by the board of directors of the applicable Credit Party (or similar governing body)).

Section 8.9 of the Credit Agreement is further modified by deleting the existing subsection (c) thereof (describing permitted vessel swaps) and replacing it with the word: "[Deleted]".

Section 4.20. Amendment of Section 9.1(c) (Events of Default). Section 9.1(c) of the Credit Agreement is amended to read in its entirety as follows:

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 7.1, Section 7.2, Section 7.5, Section 7.6, Section 7.8, Section 7.9, Section 7.10, Section 7.11, Section 7.12, Section 7.13, or Section 8 of this Agreement, or (ii) the Sixth Amendment.

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

PART V

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

Section 5.1. Representations and Warranties. The Borrowers hereby represent, warrant and covenant to the Lenders that:

(a) other than the Designated Defaults, no Default or Event of Default exists under any of the Credit Documents on and as of the date hereof;

(b) after giving effect to this Agreement, the representations and warranties of the Borrowers contained in Section 6 of the Credit Agreement are true, accurate and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date (and excluding the existence of the Designated Defaults);

(c) (i) the execution, delivery and performance by the Borrowers of this Agreement are within each Borrower's respective powers and have been duly authorized by all necessary action on the part of each Borrower; (ii) this Agreement constitutes the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms; (iii) neither this Agreement, nor the execution, delivery or performance by any Borrower hereof (A) violates any law or regulation, or any order or decree of any court or governmental authority; (B) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Borrower or any of its respective Subsidiaries is a party or by which any Borrower or any of its respective Properties or any of its respective Subsidiaries, is bound; or (C) results in the creation or imposition of any Lien upon any of the property or other assets owned by any Borrower or any of its respective Subsidiaries;

(d) to the best knowledge of each Borrower, neither this Agreement nor any certificate, written statement or other document furnished to the Administrative Agent, the Collateral Agent or any Lender by any Borrower in connection with this Agreement, the Credit Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or in any Credit Document not misleading; and there is no fact known to any Borrower that such Borrower has not disclosed in writing to the Administrative Agent and the Lenders that materially adversely affects or, so far as the Borrowers can reasonably foresee, will materially adversely affect the properties, or financial or other condition of the Borrowers or the ability of the Borrowers to perform their obligations hereunder and under the other Credit Documents; and

(e) the Company, the other Borrowers, and their respective Subsidiaries have prepared the 2015 Restructuring Plan, independently and without reliance upon or direction of the Lenders, the Administrative Agent or the Collateral Agent, or any of their respective agents, consultants, employees or representatives. The 2015 Restructuring Plan has been prepared by the Company, the other Borrowers, and their respective Subsidiaries based on such information as they deem appropriate, making their own analyses and business judgments regarding the restructuring of their respective operations as reflected therein and making their own independent decisions to implement

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

the actions indicated therein. The Board of Directors of the Company has approved the 2015 Restructuring Plan.

Section 5.2. Covenants Regarding Sales of Collateral. The applicable Borrowers shall:

(a) complete the sale of the vessels Peggy Palmer and Naida Ramil by no later than December 22, 2015, with aggregate Net Cash Proceeds of not less than $1,800,000, and the payment of 100% of such Net Cash Proceeds directly to the Collateral Agent by December 22, 2015 to effect release of the respective first preferred ship mortgages;

(b) complete the sale of the assets of FSI by no later than December 22, 2015, with aggregate Net Cash Proceeds of not less than $4,500,000, and the payment of 100% of such Net Cash Proceeds directly to the Collateral Agent by December 22, 2015 to effect release of its Liens on such assets; and

(c) complete the disposition and early termination of the Intermarine Contracts by no later than December 15, 2015, with aggregate Net Cash Proceeds of not less than $9,000,000, and the payment of 100% of such Net Cash Proceeds as follows: $3,000,000 upon receipt but not later than November 6, 2015 (which payment was timely made by Waterman and received by the Administrative Agent and the Lenders), $4,000,000 upon receipt but not later than December 22, 2015, and $2,000,000 upon the earlier of (a) the sale or other disposition of the Glovis Countess and (b) December 31, 2015.

Section 5.3. Covenants Regarding Sales of Other Designated Assets and HQ Facility.

(a) Within two (2) Business Days of the sale or other disposition of any of the Other Designated Assets, the applicable Borrower or its applicable Subsidiary shall cause to be paid to the Administrative Agent, for the benefit of the Lenders, an amount equal to the Pro Rata Allocation Percentage of such sale or other disposition multiplied by the difference between (i) the amount of Net Cash Proceeds from each such sale less (ii) the Capital Reserve Amount for each such Other Designated Asset. The Company shall provide the Administrative Agent, along with such payment, an accounting and calculation of the amount of such payment, in form, detail and substance reasonably satisfactory to the Administrative Agent, certified by the chief financial officer of the Company to be true and correct in all material respects. All such amounts paid to the Administrative Agent shall be applied to the Term Loan A in direct order of maturities thereunder, beginning with the principal payment of $4,125,000 due on March 15, 2016.

(b) Upon the sale or other disposition of the HQ Facility (including any Sale and Leaseback Transaction with respect thereto), the Company shall comply with the terms and conditions of the HQ Mortgage and cause to be paid to the Collateral Agent, for the benefit of the Lenders, an amount equal to the Lenders' Pro Rata Allocation Percentage of such sale or other disposition multiplied by the amount of the Net Cash Proceeds thereof. The Company shall provide the Collateral Agent, along with such payment, an accounting and calculation of the amount of such payment, in form, detail and substance reasonably satisfactory to the Collateral Agent, certified by the chief financial officer of the Company to be true and correct in all material respects. All such Net Cash Proceeds from the sale or other disposition of the HQ Facility which are paid to the Collateral Agent shall be applied to prepay the Term Loan A in inverse order of maturities.

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

Section 5.4. Covenants Regarding Financing Construction of HQ Facility. From and after the Sixth Amendment Effective Date, the Company (and its Subsidiaries) shall not make any cash payments or other cash distributions for the construction (or related expenses and capital expenditures) associated with the HQ Facility other than to the extent such payments or other distributions have been financed by the general contractor or are the proceeds of construction financing otherwise permitted under the Credit Agreement; provided, however, that the Company or its Subsidiaries may make cash payments of regularly scheduled interest, when and as due, required under any such permitted construction financing.

Section 5.5. Post-Closing Matters.

(a)Within thirty (30) calendar days after the Effective Date (as defined below):

(i) Each of the Borrowers shall execute and deliver to the Collateral Agent deposit account control agreements and any other documents reasonably requested by the Collateral Agent, in each instance in form and substance reasonably satisfactory to the Collateral Agent, for any Deposit Accounts (as defined in the UCC in effect in the State of New York), investment accounts, and securities accounts maintained at institutions or Persons other than the Lenders and having an average daily balance in excess of $100,000; provided, however, the Borrowers shall not be required to provide any such agreements with respect to any of the Borrowers' disbursement deposit accounts the funds in which are used solely to pay salaries and wages, employee benefits, or workers' compensation claims.

(ii) Each Borrower shall execute and deliver to the Collateral Agent a pledge and security agreement (in form and substance satisfactory to the Collateral Agent) granting to the Collateral Agent, for the benefit of the Lenders, a first priority Lien on all of each such Borrower's Equity Interests in each of its respective domestic Subsidiaries; provided, however, that to the extent any Borrower is subject to currently valid and binding contractual obligations prohibiting its granting of Liens on the Equity Interests of its domestic Subsidiaries, then to such extent such Borrower shall be excused from complying with the requirements of this Section 5.5(a)(ii); provided further, that upon the termination or expiration of any such contractual prohibitions which preclude any grant of such Liens, such Borrower shall execute and deliver to the Collateral Agent, within thirty (30) days of such termination, a pledge and security agreement (in form and substance satisfactory to the Collateral Agent) completing the grant of such Liens on such Borrower's Equity Interests in its domestic Subsidiaries not previously delivered.

(b)Within fifteen (15) calendar days after the Effective Date, the Company shall provide the Administrative Agent true and complete copies of all agreements, waivers, amendments or other similar documents or instruments executed by and between the Company (and any of its Subsidiaries) and any holders of the Other Designated Indebtedness in connection with the waiver, amendment or modification of any provisions or agreements governing any of the Other Designated Indebtedness.

(c)Immediately following the Effective Date, the Company and the other Borrowers shall cooperate with the Collateral Agent to arrange promptly for and permit the Collateral Agent

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

and its representatives or agents to conduct physical inspections, audits, surveys and appraisals of all of the vessels comprising the Collateral, all at the expense of the Borrowers; provided that the Collateral Agent and the Borrowers shall cooperate to prevent such inspections, audits, surveys and appraisals from becoming materially disruptive to the operation of the vessels.

(d) In implementing the 2015 Restructuring Plan, the Company and its Subsidiaries shall cause the following vessels, which comprise the collateral for the ING Facility, to be sold in accordance with its 2015 Restructuring Plan for an aggregate minimum sales price of $51,000,000 by no later than February 28, 2016: UBC Hamburg, UBC Houston, Bulk Americas and Bulk Australia. The Net Cash Proceeds of such sales shall be treated in accordance with the other terms hereof.

(e) Upon the repayment in full of the applicable Borrowers' outstanding Indebtedness under the Green Cove Charter Agreement, as contemplated in the 2015 Restructuring Plan, the Company shall cause the Green Cove to remain a United States flagged vessel owned by Central Gulf, and Central Gulf shall not grant any preferred ship mortgage or other Lien upon the Green Cove without the prior written consent of the Required Lenders.

Section 5.6.Covenant Incorporation. In the event that the Company or any of its

Subsidiaries is bound by or shall enter into any agreement relating to the Other Designated Indebtedness, and such agreement contains any affirmative or negative covenant or event of default (or similar provisions) which, in the sole judgment of the Administrative Agent or the Required Lenders, is more restrictive on the Company or any of its Subsidiaries than the affirmative and negative covenants and events of default contained in the Credit Agreement or other Credit Documents, or is different from the subject matter of such covenants and events of default (each such provision, a "Specified Provision"), then this Agreement shall be deemed, without any further action on the part of the Administrative Agent, the Lenders or the Credit Parties, to be amended automatically to incorporate herein and independently include such Specified Provisions mutatis mutandis. No waiver or easing of any such Specified Provision in any agreement relating to the Other Designated Indebtedness shall be effective with respect to such incorporated Specified Provision in this Amendment unless the Required Lenders shall separately waive or agree to such modification.

PART VI

AMENDMENT AND ADMINISTRATION FEES

In consideration of the Lenders' granting the waiver of the Designated Defaults as provided in Section 2.2 hereof, providing the consents set forth in Part III hereof, and making amendments to the Credit Agreement as provided herein, the Borrowers shall pay to the Administrative Agent, for the account of each Lender whose signature appears below (each a "Consenting Lender"), a waiver and amendment fee in the amount equal to 2.00% multiplied by the sum of the Revolving Commitment and the outstanding principal amount of the Term Loan A of each such Consenting Lender, with such fee being fully earned and non-refundable upon the Effective Date (as defined below) (the "Amendment Fee"). Such Amendment Fee shall be payable in two installments: (A) one installment (the "First Amendment Fee Installment"), in an amount equal to 1.00% multiplied by the sum of the Revolving Commitment and the outstanding principal amount of the Term Loan A of each such Consenting Lender as of the Effective Date, shall be due on the Effective Date; and (B) the

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

second installment (the "Second Amendment Fee Installment"), in an amount equal to 1.00% multiplied by the sum of the Revolving Commitment and the outstanding principal amount of the Term Loan A of each such Consenting Lender in effect as of March 31, 2016, shall be due and payable on March 31, 2016; provided, however, in the event that the Obligations have been paid in full in cash and all Commitments have been terminated on or before March 31, 2016, the Second Amendment Fee Installment shall be waived in its entirety for all Consenting Lenders. In addition, the Borrowers shall pay to the Administrative Agent, for the account of each Consenting Lender, to be shared pro rata among the Consenting Lenders based on the relative amounts of their aggregate Commitments, a quarterly administration fee (the "Administration Fee") in the amount of $100,000.00 per Fiscal Quarter, with each such payment thereof being due and payable on the last Business Day of each Fiscal Quarter, beginning as of December 31, 2015. The Administration Fee shall be fully earned and non-refundable on the Effective Date and subsequently on the first Business Day of each Fiscal Quarter thereafter and shall continue to be earned until all of the Obligations have been repaid in full in cash. The Amendment Fee and the Administration Fee shall constitute Obligations under the Credit Documents and the Collateral Documents.

PART VII

CONDITIONS TO EFFECTIVENESS

Section 7.1. Effective Date. This Agreement shall be and become effective as of the date hereof (the "Effective Date") when all of the conditions set forth in this Section 6.1 shall have been satisfied on or before November 13, 2015:

7.1Execution of Agreement. The Administrative Agent shall have received duly executed counterparts of this Agreement, when taken together, bear the authorized signatures of each of the Borrowers, the Administrative Agent and the Lenders constituting at least the Required Lenders;

7.2Payment of Amendment Fee. The Administrative Agent shall have received,

in immediately funds, the First Amendment Fee Installment for the account of the Consenting Lenders;

7.3Out-of-Pocket Costs. The Borrowers shall have paid any and all out-of-

pocket costs (to the extent invoiced in a summary statement) incurred by the Administrative Agent or its counsel, including the reasonable fees and expenses of (a) Moore & Van Allen PLLC, as counsel to the Administrative Agent, and (b) Gulf Atlantic Capital Corporation (the "Consultant").

7.4HQ Mortgage. The Collateral Agent shall have received the fully executed mortgage (the "HQ Mortgage"), in recordable form, with respect to the HQ Facility, in form and substance satisfactory to the Collateral Agent. Such mortgage shall encumber all of the Company's then-existing right, title and fee simple interest in the HQ Facility for the ratable benefit of the Lenders and the holders of the Other Designated Indebtedness. Such mortgage may be subject to any other permitted Liens or encumbrances of record existing at such time; provided, however, such mortgage shall provide that any payments or other proceeds from the sale or disposition of the HQ Facility (after providing for any payments to lienholders required to satisfy any prior

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

Liens on the HQ Facility) shall be allocated among the Lenders and the respective holders of the Other Designated Indebtedness in accordance with their then-existing Pro Rata Allocation Percentages.

7.5Resolutions.The Administrative Agent shall have received certified copies of the resolutions of the boards of directors of the Company and the other Borrowers (a) approving the 2015 Restructuring Plan and (b) the transactions contemplated in connection with this Agreement.

PART VIII

MISCELLANEOUS

Section 8.1.Cross-References. References in this Agreement to a Section are, unless otherwise specified or the context otherwise requires, to the corresponding Section of this Agreement.

Section 8.2. Instrument Pursuant to Credit Agreement. This Agreement is a Credit Document and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Documents. Except as expressly set forth in this Agreement, the Credit Documents and all of the obligations of the Borrowers thereunder, the rights of the Lenders, Administrative Agent and Collateral Agent thereunder, and the Liens created thereby, remain in full force and effect. This Agreement and the Credit Documents are intended by the Lenders and the Borrowers as a final expression of their agreement with respect to the subject matters contained herein and therein and are intended as a complete and exclusive statement of the terms and conditions of that agreement. From and after the Effective Date of this Agreement, all references in each Credit Document to the "Credit Agreement" shall mean the Credit Agreement as amended by this Agreement.

Section 8.3. No Novation. Nothing contained in this Agreement shall be deemed to constitute a novation of the Credit Documents, nor impair any Lien granted to the Collateral Agent or any Lender thereunder, nor release any obligor from liability for any of the Obligations, nor constitute a waiver of any provision thereof, except as specifically and expressly set forth in this Agreement.

Section 8.4.Costs and Expenses. The Borrowers hereby agree to pay on demand all costs and expenses (including without limitation the reasonable fees and expenses of counsel) incurred by the Administrative Agent and Collateral Agent in connection with the negotiation, preparation, administration, execution, and delivery of this Agreement and the administration, enforcement or preservation of any rights and remedies of the Lenders hereunder and under the Credit Documents (including without limitation any such fees and expenses subsequently incurred by the Lenders, whether in any subsequent bankruptcy or insolvency proceeding involving the Borrowers or otherwise). Without limiting the generality of the foregoing, the Borrowers shall pay on a monthly basis, within five (5) Business Days of their receipt of written summary invoices (a) the reasonable documented fees and expenses of counsel to the Administrative Agent and Collateral Agent and (b) the reasonable documented fees and expenses of the Consultant.

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

Section 8.5.Release of Claims. Each of the Borrowers, on behalf of its respective directors, officers, shareholders, employees, attorneys, successors, assigns and representatives, hereby releases the Administrative Agent, the Collateral Agent and each Lender and their respective affiliates, directors, officers, shareholders, employees, attorneys, consultants, successors and assigns and representatives (collectively, the "Released Parties") from the following, whether arising from or in connection with any of the Obligations, this Agreement or any of the Credit Documents or otherwise prior to the Effective Date: (i) damages, claims, liabilities, causes of action, contracts, or controversies of any type, kind, nature, description or character; (ii) breaches of contract or duty of any other type of relationship; (iii) acts or omissions, misfeasance or malfeasance; and (iv) commitments or promises of any type made prior to the date hereof (the matters described in the preceding clauses (i) through (iv) being referred to collectively as the "Claims"), whether or not the Claims are liquidated or unliquidated, which in any way arise out of, or relate to, the Credit Documents or any failure of any of the Released Parties to honor any prior commitment or any documents, agreements or other instruments in any way related to the Credit Documents.

Section 8.6.Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

Section 8.7.Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or any provision hereof.

Section 8.8. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 8.9.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.10. Authorization to Execute HQ Mortgage. The undersigned Lenders hereby authorize the Collateral Agent to execute and deliver the HQ Mortgage and any other documents, instruments or agreements which, in the Collateral Agent's discretion, are reasonably necessary to effect or complete the implementation thereof.

International Shipholding Corporation Waiver, Consent and Sixth Amendment Agreement

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

BORROWERS:

INTERNATIONAL SHIPHOLDING CORPORATION

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

ENTERPRISE SHIP COMPANY, INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

SULPHER CARRIERS, INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

C G RAILWAY, INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

CENTRAL GULF LINES, INC

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

WATERMAN STEAMSHIP CORPORATION

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

COASTAL CARRIERS, INC

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

N. W. Johnsen & CO., INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

LMS SHIPMANAGEMENT, INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

U.S. UNITED OCEAN SERVICES, LLC

BY: COASTAL CARRIERS, INC., its sole member

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

MARY ANN HUDSON, LLC

BY: U.S. United  Ocean  Services, LLC, its sole member

BY: Coastal  Carriers, INC., its sole member

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

SHEILA MCDEVITT, LLC

BY: U.S. United  Ocean  Services, LLC, its sole member

BY: Coastal  Carriers, INC., its sole member

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

TOWER, LLC

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Authorized Representative

FRASCATI SHOPS, INC

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

ADMINISTRATIVE AGENT

AND COLLATERAL AGENT:

REGIONS BANK, as Administrative Agent and Collateral Agent

By:/s/ N. Ronald Downey III

Name: N. Ronald Downey III

Title: Senior Vice President

LENDERS:

REGIONS BANK,

As a Lender

By:/s/ N. Ronald Downey III

Name: N. Ronald Downey III

Title: Senior Vice President

BRANCH BANKING AND TRUST COMPANY,

As a Lender

By:/s/ Mary McElwain

Name: Mary McElwain

Title: Senior Vice President

CAPITAL ONE, N.A.,

As a Lender

By:/s/ Robert Johnson

Name: Robert Johnson

Title: Vice President

WHITNEY BANK,

As a Lender

By:/s/ John Lee

Name: John Lee

Title: Vice President

Schedule “A”

Other Designated Assets

Vessels	Description	Comment
UBC Houston	Handysize bulk carrier	Owned by Dry Bulk Australia, Ltd
UBC Hamburg	Handysize bulk carrier	Owned by Dry Bulk Australia, Ltd
Bulk Americas	Supramax bulk carrier	Owned by Dry Bulk Americas, Ltd
Bulk Australia	Capesize bulk carrier	Owned by Dry Bulk Australia, Ltd
Oslo Wave	Ice-strengthened cargo carrier	Owned by LCI Shipholdings, Inc

Other Assets	Description	Comment
Saltholmen Shipping Ltd	Minority equity interest	Owned by LCI Shipholdings, Inc
Brattholmen Shipping Ltd	Minority equity interest	Owned by LCI Shipholdings, Inc
Oslo Bulk Shipping AS	Minority equity interest	Owned by Bulk Shipholding, Inc
Oslo Bulk Holding Pte	Minority equity interest	Owned by Bulk Shipholding, Inc
PTFI/MPV notes	Indonesian Assets/section 3.11	Owned by International Shipholding Corporation

Capital Reserve Amounts:

The Company shall be permitted to retain for working capital purposes from the sale or other disposition of the Other Designated Assets (after the satisfaction of any Indebtedness secured by such assets) the following amounts: (i) from the sale of UBC Houston, UBC Hamburg, Bulk Americas, and Bulk Australia, an aggregate retained reserve equal to $2 million; (ii) from the sale of the minority interests in Saltholmen Shipping Ltd. and Brattholmen Shipping Ltd., an aggregate retained reserve equal to $5 million; and (iii) from the sale of the minority interests in Oslo Bulk Shipping AS and Oslo Bulk Holding Pte, an aggregate retained reserve equal to $5 million (collectively, the "Capital Reserve Amounts"). No such Capital Reserve Amounts shall apply or exist with regard to the remaining Other Designated Assets.

Schedule "B"

Description of HQ Facility

Nine (9) certain lots or parcels of ground, together with all the buildings and improvements thereon, situated in the Parish of Orleans, State of Louisiana, and being designated as Lots E, F, 16, 17, 18, 19, 20, 21 and 22, as shown on the map prepared by Dading, Marques & Associates, LLC entitled "ALTA/ACSM Survey of Lots E, F, 16, 17, 18, 19, 20, 21 & 22, Square 20, First District, City of New Orleans, Orleans Parish, Louisiana," dated February 3, 2014, a copy of which is attached to Cash Sale dated and recorded February 26, 2014 at N.A. #2014-07800, CIN 550596, official records of Orleans Parish, Louisiana, more particularly described as follows:

Commencing at the furthermost corner of St. Joseph Street and South Peter Street and being the point of beginning, then measure in a northerly direction along the east right of way line of S. Peter Street a distance of 185.2.2 title, 185.4.5 actual to a point; thence measure in a easterly direction at an angle to the left of 74 degrees, 27' 42" a distance of 125.7.0 title, 125.10.5 actual to a point on the west right of way line of Fulton Street; then measure in a southerly direction at an angle to the left of 105 degrees 51' 18" a distance of 185.5.6 title, 185.9.6 actual to a point on the north right of way line of St. Joseph Street; thence measure in a westerly direction at an angle to the left of 74 degrees 05' 00" a distance of 126.11.6 to the point of beginning.